Exhibit 99.1
Campus Crest Communities, Inc. Reports Fourth Quarter
and Full Year 2010 Results
Charlotte, NC — March 1, 2011 — Campus Crest Communities, Inc. (NYSE:CCG) (the “Company”), a leading developer, builder, owner and manager of high-quality, purpose-built student housing, today announced results for the three and twelve months ended December 31, 2010.
Highlights
•	Company closed on its initial public offering of common stock (“IPO”), generating net proceeds of $350.6 million

•	Closed $125 million revolving credit line

•	Same store net operating income increased 2% for the full year 2010

•	Average occupancy for full year 2010 increased 500 basis points to 88% year over year

•	Wholly-owned portfolio was 39% pre-leased for 2011/2012 academic year as of February 23, 2011, compared to 26% at February 23, 2010

•	Closed on construction financing facility of $52.8 million to fund wholly-owned projects and two additional construction loans totaling $30.9 million to fund JV projects

•	Finalized joint venture agreement with Harrison Street Real Estate Capital, representing over $200 million of development funding capacity

•	Commenced construction on four wholly-owned and two joint venture developments with expected delivery for the 2011/2012 academic year
The Company completed its IPO on October 19, 2010 and thus the reported results are divided into two periods:
1) The period from January 1, 2010 through October 18, 2010 which reflects the results of the predecessor entity (“the Predecessor”), and
2) The post-IPO period from October 19, 2010 through December 31, 2010, which reflects the results of the Company.
It should be noted that student housing operations of the Predecessor excludes the operations of the San Marcos property which prior to the IPO was included in equity in loss of unconsolidated entity.

Financial Results for the Three Months Ended December 31, 2010
For the period from October 1, 2010 through October 18, 2010, the Predecessor reported a net loss of $(6.1) million. For the period from October 19, 2010 through December 31, 2010, the Company reported a net loss of $(1.6) million. Combined, for the three months ended December 31, 2010, the net loss was $(7.7) million compared to a $(7.8) million loss for the Predecessor in the comparable period in 2009.
For the period from October 1, 2010 through October 18, 2010, the Predecessor reported Funds from Operations (“FFO”) loss of $(5.2) million. For the period from October 19, 2010 through December 31, 2010, the Company reported FFO of $2.2 million. Combined for the three months ended December 31, 2010, FFO loss was $(3.0) million compared to FFO loss of $(3.0) million for the Predecessor in the same period in 2009. Combined for the three months ended December 31, 2010, Funds from Operations Adjusted (“FFOA”) loss was $(3.1) million compared to FFOA loss of $(2.4) million for the Predecessor for the same period in 2009. A reconciliation of net loss to FFO and FFOA can be found at the end of this release.
The FFO reported results for the three month period ended December 31, 2010 include $4.5 million in costs related to the Predecessor former capital structure, including: Predecessor interest expense and write off of deferred loan costs related to debt that was extinguished; $1.5 million of IPO related expenses that were not capitalized; $0.6 million of higher than normal property operating expenses primarily related to repairs and maintenance as the Company enhanced its properties to drive leasing; $0.7 million related to the write off of receivables related to the 2009/2010 academic year of the Predecessor; and a severance charge of $0.2 million related to the previously disclosed departure of the Company’s Chief Marketing Officer.

($ in thousands)	Combined Q4 2010
FFO — As Reported	$(2,957)
Predecessor interest expense and loan costs	4,526
IPO expenses not capitalized	1,545
Higher than normal property operating expenses	645
Bad debt reserve for 2009/2010 academic year	708
Severance	150
FFO — Normalized	$4,617
“This is an exciting time for Campus Crest,” commented Ted Rollins, Campus Crest’s Co-Chairman and CEO. “We have materially strengthened our balance sheet and aligned ourselves with a well regarded joint venture partner. Our team is highly energized with a commitment to our business and our industry is experiencing unprecedented growth opportunities. These factors combined with our capital position will enable us to seize the opportunities in the markets we serve. Our development pipeline is strong and our six new projects, when delivered, will be our seventh generation project prototype featuring expanded facilities for our residents and further refinements to our design to drive operating efficiencies. Through the hard work and focus of our property management and leasing teams, we are experiencing year over year gains in our preleasing activity for our existing portfolio and have achieved an overall 40 percent pre-leased position on our existing properties for the upcoming academic year, compared to 29 percent at this time last year.”
Mr. Rollins continued, “As we have said repeatedly, the supply-demand characteristics of our markets continue to be favorable, with increasing full time college enrollments, longer matriculation periods coupled with constrained academic budgets limiting new supply. Our strategy of focusing on medium-sized underserved universities that are experiencing enrollment growth, along with the vertical integration of our new project delivery model and prototypical design continues to give us a competitive advantage. This combination of factors should drive long term value creation for Campus Crest and our stockholders.”
Financial Results for the Twelve Months Ended December 31, 2010
For the period from January 1, 2010 through October 18, 2010, the Predecessor reported a net loss of $(20.7) million. For the period from October 19, 2010 through December 31, 2010, the Company reported a net loss of $(1.6) million. Combined, for the twelve months ended December 31, 2010, the net loss was $(22.3) million compared to a $(17.2) million loss for the Predecessor in the comparable period in 2009.
For the period from January 1, 2010 through October 18, 2010, the Predecessor reported FFO loss of $(5.8) million. For the period from October 19, 2010 through December 31, 2010, the Company reported FFO of $2.2 million. Combined for the twelve months ended December 31, 2010, FFO loss was $(3.6) million compared to FFO of $1.0 million for the Predecessor in the same period in 2009. Combined for the twelve months ended December 31, 2010, FFOA loss was $(8.2) million compared to FFOA loss of $(1.2) million for the Predecessor in the same period in 2009.
Operating Results
For the three months ended December 31, 2010, the same store wholly-owned portfolio, comprised of 20 properties containing 10,024 beds, had an average occupancy of 88% for an average Total Revenue Per Occupied Bed (“Total RevPOB”) of $484. This compares to the prior year occupancy of 87% and Total RevPOB of $485. Although rental revenues per occupied bed increased approximately 1% year over year, this was offset by a decline in services revenue from lower application, late and pet fees charged in the fall of 2010. As of February 23, 2011, the same store portfolio was 89% occupied. For the three months ended December 31, 2010, Net Operating Income (“NOI”) for same store wholly-owned properties was $5.1 million in 2010 compared to $6.3 million in 2009. The change in NOI was driven by a 6% increase in revenues to $12.6 million, offset by a 35% increase in property operating expenses to $7.5 million. The increased expenses were driven by higher than normal property operating expenses primarily related to repairs and maintenance as the Company enhanced its properties to drive leasing, and $0.7 million reserves for bad debt related to residents from the 2009/2010 academic year of the Predecessor. A reconciliation of net loss to NOI can be found at the end of this release.

($ in thousands)	Combined Q4 2010
Same Store NOI	$5,120
Higher than normal property operating expenses	645
Bad debt reserve for 2009/2010 academic year	678
Same Store NOI — Normalized	$6,443
For the twelve months ended December 31, 2010, the same store wholly-owned portfolio, comprised of 19 properties containing 9,520 beds, had an average occupancy of 88% for an average Total RevPOB of $487. This compares to the prior year occupancy of 83% and Total RevPOB of $472. For the twelve months ended December 31, 2010, NOI for same store wholly-owned properties increased 2% to $22.7 million in 2010 compared to $22.2 million in 2009.
As of December 31, 2010, Campus Crest owned 21 operating student housing properties totaling 3,920 units with 10,528 beds along with four projects under construction for delivery for the 2011/2012 academic year with 844 units and 2,316 beds. In addition to this, through its joint venture (“JV”) with Harrison Street Real Estate Capital (“HSRE”), the Company owns a 49.9% interest in six additional student housing properties totaling 1,128 units with an additional 3,052 beds as well as a 20% interest in an additional two properties under construction totaling 432 units and 1,168 beds. The Company has a grand total of 6,324 units and 17,064 beds for all properties. All of the Company’s properties were built by the Company and its Predecessor and are, on average, within six tenths of a mile from campus with an average age of 2.5 years as of December 31, 2010.
Leasing Update
As of February 23, 2011, the Company’s existing wholly-owned portfolio was 39% leased for the 2011/2012 academic year compared to 26% leased for the same date the prior year. The Company’s existing joint venture portfolio was 43% leased compared to 38% leased for the same date the prior year bringing the overall existing portfolio to 40% leased versus 29%, and the Company’s new developments were 21% leased.
Joint Venture Activity
In addition, the Company finalized its second joint venture with HSRE to fund project equity in the amount of $50 million to develop, own and operate additional purpose-built student housing opportunities whereby the Company will retain a 20% equity position and will earn development and management fees. Based on our partner’s equity contribution and the structure in place, the venture represents over $200 million of development funding capacity.
The Company has commenced development of two projects owned in the new HSRE joint venture to be delivered for the 2011/2012 academic year. The properties contain 432 units and 1,168 beds with total expected construction costs of approximately $46.1 million, and total gross fees to the Company of approximately $4.0 million. The third JV project that was anticipated shall commence construction in the summer of 2011 for delivery in 2012.
Development Activity
The Company has commenced work on four new wholly-owned communities to be delivered for the 2011/2012 academic year. The properties have a total of 844 units with 2,316 beds. Total expected project costs are approximately $87.5 million. This includes the project at the University of Missouri that was originally a JV project with HSRE. The Company’s development located in Fort Collins, CO at Colorado State University which had originally been expected for delivery for the 2011/2012 academic year is now scheduled for delivery for the 2012/2013 academic year. The Company encountered unavoidable delays during the entitlement process and is therefore delaying the commencement of construction for delivery in the summer of 2012.
As previously announced in the Company’s third quarter 10-Q filing, the Company has elected to move one of the expected HSRE JV development properties located at The University of Maine in Orono, Maine, for delivery into the 2012/2013 academic year instead of the upcoming academic year. For the six communities announced under construction, the Company’s total expected contribution is approximately $91.5 million. The average expected unleveraged yield on cost for the development projects is 7.75% to 8.25% in the first academic year of operations.
Details of the development properties follow:

Commenced Developments
for Delivery for 2011/2012 Academic Year

					Estimated
		Primary University			Project Costs
Project	Location	Served	Units	Beds	(000’s)

Wholly-Owned
The Grove at Ft. Wayne	Ft. Wayne, IN	Indiana-Purdue University Ft. Wayne	204	540	$19,926
The Grove at Clarksville	Clarksville, TN	Austin Peay State University	208	560	$21,203
The Grove at Ames	Ames, IA	Iowa State University	216	584	$21,411
The Grove at Columbia	Columbia, MO	University of Missouri	216	632	$24,931

Total Wholly-Owned			844	2,316	$87,471

Joint Venture
The Grove at Valdosta	Valdosta, GA	Valdosta State University	216	584	$21,150
The Grove at Denton	Denton, TX	University of North Texas	216	584	$24,953

Total Joint Venture			432	1,168	$46,103

Total Commenced Development			1,276	3,484	$133,574

Balance Sheet and Financing Activity
The Company completed three financing transactions in the fourth quarter and subsequent to quarter end:
•	IPO generating net proceeds of $350.6 million — On October 19, 2010, the Company closed on its IPO and issued 28,333,333 shares of common stock. Subsequently on November 15, 2010, the underwriters exercised their option to purchase an additional 2,250,000 shares of common stock to cover over—allotments. These transactions raised total net proceeds of approximately $350.6 million after consideration for underwriting fees and other offering related expenses. Concurrent with the closing of the IPO, the Company used a portion of the cash proceeds to repay $285.5 million in outstanding mortgages and notes payable, resulting in approximately $103 million in debt outstanding as of the close of these transactions and a debt to total market capitalization of approximately 19%.

•	Revolving credit line for $125 million — The Company executed a secured revolving credit line agreement for up to $125 million with Citibank. The line, which is secured by twelve properties, has a three-year term with a one-year extension option and carries an interest rate that ranges from 2.75% to 3.5% for Eurodollar Rate based borrowings and from 1.75% to 2.5% for Base Rate borrowings, depending on the leverage ratio of the Company. At December 31, 2010 the Company had drawn $42.5 million under this credit facility and had available capacity of approximately $53.8 million.

•	Construction facilities — In February 2011, the Company closed a construction facility in the amount of $52.8 million to fund its wholly-owned projects. JV projects will be funded using individual construction loans, and the JV has closed two construction loans for a total of $30.9 million. The equity for the projects will be funded using cash on hand, and draws upon the Company’s line of credit, and in the case of the JV properties, from contributed funds from the Company’s JV partner.
Dividend
The Company declared a quarterly dividend of $0.16 per common share and operating partnership unit. For the fourth quarter of 2010, the dividend payout was adjusted on a pro-rata basis due to the timing of the closing of the Company’s IPO on October 19, 2010, and stockholders received a pro-rated dividend of $0.127 per common share and operating partnership unit. Assuming an annualized quarterly dividend of $0.16 per share, the dividend yield as of December 31, 2010 was 4.6%.
2011 Outlook
Based upon management’s current estimates, the Company is introducing its guidance for full year 2011 of FFO per fully diluted share of $0.72 to $0.78 utilizing the following assumptions which reflect a blend of 2010/2011 and 2011/2012 academic years:
•	Wholly-owned NOI (inclusive of 21 operating and 4 developments opening in August 2011) of $30.9 million to $33.0 million based on 90% to 92% occupancy and total RevPOB of $484 to $489

•	No property acquisitions

•	JV property FFO of $1.7 million to $1.8 million including 2011 openings

•	Net development, construction and management services fees of $3.1 million

•	General and administrative expense of $6.2 million to $6.4 million

•	Interest expense of $7.2 million to $7.4 million

•	Weighted average fully diluted shares/units outstanding of 31.1 million
Conference Call Details
The Company will host a conference call on Wednesday March, 2, 2011, at 9:00 a.m. (Eastern time) to discuss the financial results. The call can be accessed live over the phone by dialing

(877) 407-9039, or for international callers, (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 366328. The replay will be available until March 9, 2011.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at http://investors.campuscrest.com/. The on-line replay will be available for a limited time beginning immediately following the call.
Supplemental Schedules
The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders. These can be found under the “Earnings Center” tab in the Investor Relations section of the Company’s web site at http://investors.campuscrest.com/.
About Campus Crest Communities, Inc.
Campus Crest Communities, Inc. (NYSE: CCG) is a leading owner, developer and manager of high-quality student housing properties located in targeted U.S. markets. The Company is a self-managed, self-administered and vertically-integrated real estate investment trust which operates all of its properties under The Grove® brand. Campus Crest Communities owns interests in 27 student housing properties containing approximately 5,048 apartment units and 13,580 beds. Since its inception, the Company has focused on customer service, privacy, on-site amenities and other lifestyle considerations to provide college students with a higher standard of living. Additional information can be found on the Company’s website at http://www.campuscrest.com.
Forward-Looking Statements
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposed of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements in this press release include, among others, statements about outlook for FFO, growth opportunities, the supply-demand characteristics of the Company’s markets and long term value creation. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, except as otherwise required by federal securities laws, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus relating to the Company’s IPO, as updated in the Company’s Annual and Quarterly Reports.
Contact:
Investor Relations
(704) 496-2581
Investor.Relations@CampusCrest.com

Campus Crest Communities, Inc. and Campus Crest Communities Predecessor
Consolidated and Combined Balance Sheets
(in thousands, except share data)

	Campus Crest	Campus Crest
	Communities,	Communities
	Inc.	Predecessor
	December 31,	December 31,
	2010	2009
Assets
Investment in real estate:
Student housing properties	$372,746	$347,157
Accumulated depreciation	(57,463)	(38,999)
Development in process	24,232	3,300

Investment in real estate, net	339,515	311,458

Investment in unconsolidated entity	13,751	2,980

Cash and cash equivalents	2,327	2,902
Restricted cash and investments	3,305	3,377
Student contracts receivable, net	954	577
Cost in excess of construction billings	1,827	3,938
Other assets	9,578	6,564

Total assets	$371,257	$331,796

Liabilities and equity (deficit)
Liabilities:
Mortgage and construction loans	$60,840	$329,102
Lines of credit and other debt	42,500	14,070
Accounts payable and accrued expenses	14,597	20,029
Other liabilities	6,530	11,311

Total Liabilities	124,467	374,512

Equity (deficit):
Stockholders’ and owner’s equity (deficit):
Common Stock, $.01 par value, 90,000,000 shares authorized, 30,708,163 shares issued and outstanding as of December 31, 2010	307	—
Additional paid-in capital	248,515	—
Accumulated deficit and distributions	(5,491)	—
Accumulated other comprehensive loss	(172)	—
Owner’s deficit	—	(50,090)

Total stockholders’ and owner’s equity (deficit)	243,159	(50,090)
Noncontrolling interests	3,631	7,374

Total equity (deficit)	246,790	(42,716)

Total liabilities and equity (deficit)	$371,257	$331,796

Campus Crest Communities, Inc. and Campus Crest Communities Predecessor
Consolidated and Combined Statements of Operations
(in thousands, except per share data)

	Campus Crest
	Communities,
	Inc.	Campus Crest Communities
	Period October	Predecessor
	19, 2010 Through	Period October 1,	Quarter Ended
	December 31,	2010 through	December 31,
	2010	October 18, 2010	2009
Revenues:
Student housing rental	$10,452	$2,479	$11,109
Student housing services	334	46	786
Development, construction and management services	74	566	5,848

Total revenues	10,860	3,091	17,743

Operating expenses:
Student housing operations	5,371	2,433	5,586
Development, construction and management services	—	427	7,682
General and administrative	1,176	1,797	1,302
Ground leases	42	61	122
Write-off of pre-development costs	—	537	1,211
Depreciation and amortization	3,961	951	4,706

Total operating expenses	10,550	6,206	20,609

Equity in loss of unconsolidated entity	(163)	(16)	(27)

Operating income (loss)	147	(3,131)	(2,893)

Nonoperating income (expense):
Interest expense	(2,519)	(3,441)	(4,161)

Change in fair value of interest rate derivatives	146	515	(777)
Other income (expense)	621	(2)	32

Total nonoperating expenses	(1,752)	(2,928)	(4,906)

Net loss	(1,605)	(6,059)	(7,799)

Net loss attributable to noncontrolling interests	(14)	(189)	(6,330)

Net loss attributable to stockholders and owner	$(1,591)	$(5,870)	$(1,469)

Net loss per share:
Basic and diluted	$(0.05)

Weighted-average common shares outstanding:
Basic and diluted	29,877

Distributions per common share	$0.127

Campus Crest Communities, Inc. and Campus Crest Communities Predecessor
Consolidated and Combined Statements of Operations
(in thousands, except per share data)

	Campus Crest
	Communities,
	Inc.	Campus Crest Communities
	Period October	Predecessor
	19, 2010 Through	Period January 1,	Year Ended
	December 31,	2010 through	December 31,
	2010	October 18, 2010	2009
Revenues:
Student housing rental	$10,452	$39,169	$43,708
Student housing services	334	1,902	2,265
Development, construction and management services	74	35,557	60,711

Total revenues	10,860	76,628	106,684

Operating expenses:
Student housing operations	5,371	22,424	23,155
Development, construction and management services	—	33,449	60,200
General and administrative	1,176	5,589	5,617
Ground leases	42	214	264
Write-off of pre-development costs	—	537	1,211
Depreciation and amortization	3,961	14,886	18,371

Total operating expenses	10,550	77,099	108,818

Equity in loss of unconsolidated entity	(163)	(259)	(59)

Operating income (loss)	147	(730)	(2,193)

Nonoperating income (expense):
Interest expense	(2,519)	(20,836)	(15,871)

Change in fair value of interest rate derivatives	146	871	797
Other income	621	43	44

Total nonoperating expenses	(1,752)	(19,922)	(15,030)

Net loss	(1,605)	(20,652)	(17,223)

Net loss attributable to noncontrolling interests	(14)	(7,479)	(10,486)

Net loss attributable to stockholders and owner	$(1,591)	$(13,173)	$(6,737)

Net loss per share:
Basic and diluted	$(0.05)

Weighted-average common shares outstanding:
Basic and diluted	29,877

Distributions per common share	$0.127

Funds from Operations (“FFO”) and Funds from Operations Adjusted (“FFOA”)
(in thousands)

	Campus Crest	Campus Crest Communities
	Communities, Inc.	Predecessor
	Period October 19,	Period October 1,
	2010 Through	2010 through	Quarter Ended
	December 31, 2010	October 18, 2010	December 31, 2009
Net loss	$(1,605)	$(6,059)	$(7,799)
Gain on purchase of The Grove at San Marcos	(577)	—	—
Real estate related depreciation and amortization	3,911	938	4,826
Real estate related depreciation and amortization — unconsolidated joint ventures	454	(19)	8

Funds from Operations (“FFO”)	2,183	(5,140)	(2,965)

Elimination of change in fair value of interest rate derivatives	(139)	(565)	(667)
Elimination of development cost write-off	—	537	1,211

Funds from Operations Adjusted (“FFOA”)	$2,044	$(5,168)	$(2,421)

	Campus Crest	Campus Crest Communities
	Communities, Inc.	Predecessor
	Period October 19,	Period January 1,
	2010 Through	2010 through	Year Ended
	December 31, 2010	October 18, 2010	December 31, 2009
Net loss	$(1,605)	$(20,652)	$(17,223)
Gain on purchase of The Grove at San Marcos	(577)	—	—
Real estate related depreciation and amortization	3,911	14,660	18,205
Real estate related depreciation and amortization — unconsolidated joint ventures	454	245	52

Funds from Operations (“FFO”)	2,183	(5,747)	1,034

Elimination of change in fair value of interest rate derivatives	(139)	(5,002)	(3,480)
Elimination of development cost write-off	—	537	1,211

Funds from Operations Adjusted (“FFOA”)	$2,044	$(10,212)	$(1,235)

Property Net Operating Income (“NOI”)
(in thousands)

	Campus Crest	Campus Crest Communities
	Communities, Inc.	Predecessor
	Period October 19,	Period October 1,
	2010 Through	2010 through	Quarter Ended
	December 31, 2010	October 18, 2010	December 31, 2009
Net loss	$(1,605)	$(6,059)	$(7,799)

Other (income) expense	(621)	2	(32)
Change in fair value of interest rate derivatives	(146)	(515)	777
Interest expense	2,519	3,441	4,161
Equity in loss of unconsolidated entity	163	16	27
Depreciation and amortization	3,961	951	4,706
Write-off of pre-development costs	—	537	1,211
Ground lease expense	42	61	122
General and administrative expense	1,176	1,797	1,302
Development, construction and management services expense	—	427	7,682
Development, construction and management services revenue	(74)	(566)	(5,848)

Property net operating income (“NOI”)	$5,415	$92	$6,309

	Campus Crest	Campus Crest Communities
	Communities, Inc.	Predecessor
	Period October 19,	Period January 1,
	2010 Through	2010 through	Year Ended
	December 31, 2010	October 18, 2010	December 31, 2009
Net loss	$(1,605)	$(20,652)	$(17,223)

Other income	(621)	(43)	(44)
Change in fair value of interest rate derivatives	(146)	(871)	(797)
Interest expense	2,519	20,836	15,871
Equity in loss of unconsolidated entity	163	259	59
Depreciation and amortization	3,961	14,886	18,371
Write-off of pre-development costs	—	537	1,211
Ground lease expense	42	214	264
General and administrative expense	1,176	5,589	5,617
Development, construction and management services expense	—	33,449	60,200
Development, construction and management services revenue	(74)	(35,557)	(60,711)

Property net operating income (“NOI”)	$5,415	$18,647	$22,818

Non-GAAP Financial Measures
FFO and FFOA
FFO is a non-GAAP financial measure. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
We use FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations, the utility of FFO as a measure of our performance is limited.
While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to FFO published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) (computed in accordance with GAAP) as presented in the consolidated financial statements included elsewhere in this document. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
FFOA is a non-GAAP financial measure. In addition to FFO, we believe it is also a meaningful measure of our performance to adjust FFO to exclude the change in fair value of interest rate derivatives and the write-off of development costs. Excluding the change in fair value of interest rate derivatives and write-off of development costs adjusts FFO to be more reflective of operating results prior to capital replacement or expansion, debt service obligations or other commitments and contingencies.

NOI
NOI is a non-GAAP financial measure. We calculate NOI by adding back to net loss the following expenses or charges: interest expense, equity in loss of unconsolidated entity, depreciation and amortization, write-off of pre-development costs, ground lease expense, general and administrative expense and development, construction and management services expense. The following income or gains are then deducted from net loss, adjusted for add backs of expenses or charges: other income, change in fair value of interest rate derivatives and development, construction and management services revenue. We believe these adjustments help provide a performance measure, when compared year over year, that illustrates the operating results of our wholly-owned properties and captures trends in student housing rental and services income and student housing operating expenses.
NOI excludes multiple components of net loss (computed in accordance with GAAP) and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations. Therefore, the utility of NOI as a measure of our performance is limited. Additionally, other companies, including other equity REITs, may use different methodologies for calculating NOI and, accordingly, NOI as disclosed by such other companies may not be comparable to NOI published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, NOI should be examined in conjunction with net loss (computed in accordance with GAAP) as presented in the consolidated financial statements included elsewhere in this document. NOI should not be considered as an alternative to net loss (computed in accordance with GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.